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Morgan Stanley Investment Management

InFocus	March 11, 2010
Important News About Your Van Kampen and Morgan Stanley Funds
In October 2009, Van Kampen and Morgan Stanley retail asset management announced they had agreed to join forces with Invesco, one of the world’s premier investment-management firms. We believe the powerful combination of Van Kampen Investments, Morgan Stanley Investment Management’s retail asset-management business, and Invesco will bring together the best of each organization to provide meaningful solutions to clients.
This edition of In Focus is part of a series of communications we will issue in an effort to keep you informed of our progress in combining the Van Kampen, Morgan Stanley retail asset management, and Invesco product lines.
After careful consideration, the Boards of Trustees/Directors of approximately 90 Van Kampen and Morgan Stanley funds approved a series of merger proposals and proposed updates to certain investment advisory and sub-advisory agreements. The proposals are subject to shareholder approval at a series of special meetings scheduled to occur on April 16 and May 11, 2010, as noted.
Therefore, proxy statements outlining the proposals began mailing to all shareholders in February 2010.
Shareholders are being asked to consider the proposals approved by the Boards. Among the proposals under consideration are plans to:
•	Merge nearly 50 Van Kampen funds into corresponding Invesco Van Kampen shell funds.[1,2]

[1]	The shell funds were created by Invesco for the purpose of acquiring the Van Kampen and Morgan Stanley retail funds. The proposed merger of the Van Kampen and Morgan Stanley funds into their corresponding shell funds is subject to shareholder approval.

[2]	The AIM Funds are distributed by Invesco Aim Distributors, Inc., which is Invesco Ltd’s U.S. distributor for retail mutual funds, exchange-traded funds and institutional money market funds. Effective April 30, 2010, Invesco Aim Distributors, Inc. will become Invesco Distributors, Inc., Invesco Aim Investment Services, Inc. will become Invesco Investment Services, Inc., and AIM funds will become Invesco funds.
NOT FDIC INSURED | OFFER NO BANK GUARANTEE | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY | NOT A DEPOSIT

•	Merge nearly 40 Morgan Stanley retail funds into corresponding Invesco shell funds.[1,2]

•	Merge the Van Kampen Retirement Strategy Funds into the AIM Balanced-Risk Retirement Funds.[2]

•	Merge two Van Kampen money market funds into two AIM money market funds.[2]

•	Seek approval of new investment advisory agreements for Van Kampen Senior Loan Fund and Morgan Stanley Prime Income Trust, establishing Invesco Advisers, Inc., a subsidiary of Invesco Ltd., as the funds’ investment adviser. Approve a master sub-advisory agreement with affiliates of Invesco. Seek approval of a new Board of Trustees
An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the money market fund seeks to preserve the value of an investment at $1.00 per share, if it is unable to do so, it is possible to lose money by investing in the fund.
Proxy Solicitation Process
We encourage shareholders to exercise their proxy and vote their shares. In support of this initiative, Computershare Fund Services may contact shareholders of the affected Van Kampen and Morgan Stanley funds by telephone and encourage them to vote their shares.
As with all of our proxy solicitation campaigns, we have directed Computershare to prioritize calls by the number of shares owned—those shareholders with the greatest number of shares will be contacted first.
For those funds that are unable to attain quorum and, therefore, unable to secure the necessary votes, we may adjourn the meeting and announce a new meeting date. Please note: Funds that have adjourned will continue to be part of the proxy solicitation campaign; the process does not end until a quorum has been met and the necessary votes have been received. Therefore, shareholders may be contacted again in an effort to reach the necessary vote requirement.
Important Dates3

February 19— March 10	Proxies begin mailing to shareholders

March 1	Computershare Fund Services begins calling shareholders

April 16	Shareholder meetings for Van Kampen Senior Loan Fund and Morgan Stanley Prime Income Trust

May 11	Shareholder meetings for most other Van Kampen and Morgan Stanley open-end funds

[1]	The shell funds were created by Invesco for the purpose of acquiring the Van Kampen and Morgan Stanley retail funds. The proposed merger of the Van Kampen and Morgan Stanley funds into their corresponding shell funds is subject to shareholder approval.

[2]	The AIM Funds are distributed by Invesco Aim Distributors, Inc., which is Invesco Ltd’s U.S. distributor for retail mutual funds, exchange-traded funds and institutional money market funds. Effective April 30, 2010, Invesco Aim Distributors, Inc. will become Invesco Distributors, Inc., Invesco Aim Investment Services, Inc. will become Invesco Investment Services, Inc., and AIM funds will become Invesco funds.

[3]	Dates are subject to change.

Commonly Asked Questions
Section I: General Questions — Shell Fund Mergers (VK & MS)
For each of nearly 90 open-end Van Kampen and Morgan Stanley funds, Invesco has created a corresponding shell fund. Should shareholders approve the merger of a Van Kampen or Morgan Stanley fund’s assets into the corresponding Invesco shell fund, the merger of assets is expected to occur in mid-2010.
This section addresses questions related to these proposed “shell fund” mergers. Please refer to Section II for information pertaining to other merger proposals.
1. Why have you proposed these fund mergers?
These merger proposals represent the first step in integrating the Van Kampen, Morgan Stanley retail asset management, and Invesco fund families. Should shareholders approve the merger proposals, assets and liabilities from each applicable Van Kampen and/or Morgan Stanley fund will be acquired by a corresponding AIM Fund. (The AIM Funds are distributed by Invesco Aim Distributors, Inc., which is Invesco Ltd.’s U.S. distributor for retail mutual funds, exchange-traded funds and institutional money market funds.)
2. Will the funds’ investment objectives/strategies change?
It is anticipated the affected Van Kampen and Morgan Stanley funds will continue to be managed in a manner consistent with each fund’s stated investment objective and strategy.
3. Assuming shareholders approve the mergers, who will manage the funds?
Should shareholders approve the fund mergers:
•	61 of the funds/portfolios are expected to continue to be managed by their current Van Kampen or Morgan Stanley investment teams—teams that will move to Invesco, post-merger.

•	5 funds are expected to be managed by investment teams composed of Van Kampen or Morgan Stanley managers and Invesco managers.

•	26 funds/portfolios are expected to be managed by existing Invesco investment teams.
For a list of funds and management teams, please refer to your proxy materials.
4. What effect will the proposed fund mergers into the Invesco shell funds have on me as a shareholder of a Van Kampen and/or Morgan Stanley Fund?
Immediately after the merger of assets, you will own shares of a shell fund that are equal in value to the shares of the Van Kampen or Morgan Stanley fund that you held immediately prior to the merger. In connection with the closing of the merger, as a shell fund shareholder you will have access to an array of Invesco’s investment options, which upon completion of the fund mergers, will include more than 195 mutual funds managed by Invesco and its affiliates. In addition, you will have full access to Invesco’s shareholder and transfer agency servicing platforms, which provide customer assistance through the Internet, by telephone and by mail. The shell funds use different service providers than your current Van Kampen and Morgan Stanley funds and, as a result, certain investor services and investment privileges will be different. For more information, please refer to your proxy materials.
5. If the mergers are approved, are there any tax implications for shareholders?
In general, the merger of assets into corresponding shell funds is intended to qualify as a reorganization under applicable tax law. Therefore, we anticipate shareholders of record on the merger date will not incur a tax liability as a result of the transaction. However, shareholders who initiate a sale or exchange of their shares before or after the merger may trigger a taxable event. Shareholders are encouraged to consult their tax advisors regarding their individual situations.
Please note: The tax situation for certain funds may vary. Please refer to Section II for additional fund-specific discussions.
6. What if I do not wish to participate in the Reorganization?
If you do not wish to have your shares of a Van Kampen or Morgan Stanley fund exchanged for shares of the corresponding shell fund (the “Acquiring Fund”) as part of a Reorganization that is approved by shareholders, you may redeem your shares prior to the consummation of the Reorganization. If you redeem your shares, you will incur any applicable deferred sales charge or redemption fee and if you hold shares in a taxable account, you will recognize a taxable gain or loss based on the difference between your tax basis in the shares and the amount you receive for them.

7. Will the Van Kampen and Morgan Stanley funds be renamed, post-merger?
Assuming shareholder approval is obtained, the funds will be merged into the applicable Invesco shell fund and assume the name of that fund. Please refer to the table below for examples of the new naming convention.

Name Post-
Name Current	Transaction Close

Van Kampen Equity and Income Fund	Invesco Van Kampen Equity and Income Fund

Van Kampen LIT Comstock Portfolio	Invesco Van Kampen V.I. Comstock Fund

Van Kampen UIF Equity and Income Portfolio	Invesco Van Kampen V.I. Equity and Income Fund

Morgan Stanley Dividend Growth Securities Inc.	Invesco Dividend Growth Securities Fund

Morgan Stanley Select Dimensions Dividend Growth Portfolio	Invesco V.I. Select Dimensions Dividend Growth Fund

Morgan Stanley Variable Investment Series Dividend Growth Portfolio	Invesco V.I. Dividend Growth Fund
For a more complete list of fund names, please refer to your proxy materials.
8. If the mergers are approved, will the funds’ symbols and Cusips change?
Assuming shareholder approval, the symbols for most funds will not change; however, the funds’ cusips will change post-merger.
9. When will the Van Kampen and Morgan Stanley funds merge into their corresponding Invesco shell funds?
The merger of assets is subject to shareholder approval at a series of shareholder meetings, which are scheduled to occur on May 11, 2010, as noted. Assuming shareholder approval is obtained, we anticipate the merger of assets will occur in mid-2010.
10. How are you communicating these proposed changes?
In addition to the fund supplements issued in January 2010, we began mailing proxy materials to shareholders in February 2010. In the coming days, Computershare Fund Services, working on behalf of the funds, may contact shareholders by phone and encourage them to vote their shares during the shareholder meetings.
11. What steps must I take?
All votes matter. As such, we encourage you to vote your full shares. You can vote online, by phone or by mail. Specific voting instructions—including Web addresses and phone numbers—can be found on your proxy card. If you choose to return your proxy card by mail, please be sure to indicate your vote and sign your card. Please refer to your proxy materials for additional information.
Section II: Fund-Specific Questions (VK & MS)
Van Kampen Retirement Strategy Funds
Shareholders of the Van Kampen Retirement Strategy Funds have been asked to consider a plan to merge the funds into the AIM Balanced-Risk Retirement Funds. Please refer to the list of Commonly Asked Questions below for more information.
1. Why are the Van Kampen Retirement Strategy Funds merging into the AIM Balanced-Risk Retirement Funds?
In connection with the combination of the Van Kampen, Morgan Stanley and Invesco organizations, the Board of Trustees of the Van Kampen Retirement Strategy Funds approved a plan—at the recommendation of fund management—to transition the funds to the Invesco mutual fund platform by transferring the assets and liabilities of each fund to an existing AIM Balanced-Risk Retirement Fund, each a target-date retirement fund. (Currently, Invesco’s operating platform includes the AIM Funds, which are managed by a subsidiary of Invesco.)
2. Who will manage the funds before and after the merger?
The Retirement Strategy Funds are expected to continue to be managed by Van Kampen’s Global Asset Allocation team throughout the transition. Assuming shareholder approval, and once the merger of assets has been completed, it is anticipated that Invesco Advisers Inc., a subsidiary of Invesco, will manage the combined funds.
3. What is the team’s investment philosophy/approach to constructing strategic asset allocations?
The AIM Balanced-Risk Retirement Funds are designed to protect against the loss of capital, inflation risk and longevity risk, which is the risk that an investor might outlive their retirement savings. For more details on the process, please visit www.invescoaim.com, or refer to the AIM Balanced-Risk Retirement Funds’ prospectus. You may also find additional information in your proxy materials.
4. If the Retirement Strategy Funds’ mergers are approved, are there any tax implications for shareholders?
We anticipate this transaction will be a taxable event for fund shareholders. While the Van Kampen and AIM Funds are target-date funds, their objectives and strategies are different. As a result, the portfolio management team of the Van Kampen funds will need to sell all of the assets of the Van Kampen funds and the proceeds of that sale will be used by the AIM funds to purchase investments in accordance with their investment objectives and strategies at the completion of the mergers. Accordingly, there is a possibility that the Van Kampen funds will realize gains or losses as a result of these sales. If these sales result in any of the Van Kampen funds having net capital gains, these amounts will be distributed to shareholders immediately prior to the merger.
While we believe shareholders may experience a taxable event, we believe they won’t experience material adverse tax consequences from the Retirement Strategy Funds’ mergers—and we expect to receive a tax opinion to this effect. Furthermore, many shareholders who hold the Retirement Strategy Funds within qualified retirement plans will not experience any tax consequences. Additionally, we believe none of the Van Kampen funds have tax attributes that will be lost as a result of the transaction (for example: capital loss carryforwards). Shareholders are encouraged to consult their tax advisors regarding their individual situations.
An important note about target-date funds: A target-date fund, as you know, is a fund that identifies a specific time at which investors are expected to begin making withdrawals, whether today or in the years to come (e.g., in 2020, 2030). Keep in mind, the principal value of the fund is not guaranteed at any time, including at the target date.
Van Kampen Money Market Funds
Shareholders of Van Kampen’s Money Market Fund and Tax Free Money Fund are being asked to consider a plan to merge the funds into the AIM Money Market Fund and AIM Tax-Exempt Cash Fund, respectively. Please see the list of commonly asked questions below for more information.
1. Why are the Van Kampen Money Market Fund and Tax Free Money Fund merging into the AIM Money Market Fund and the AIM Tax-Exempt Cash Fund, respectively?
In preparation for the combination of the Van Kampen, Morgan Stanley retail asset management and Invesco businesses, the firms have conducted a thorough review of the current product line-ups. In evaluating the product line, Van Kampen management recommended to the Boards that these funds should merge with the corresponding Invesco Funds.
2. If the merger is approved, who will manage the funds after the merger?
The funds will be managed by Invesco Advisers, Inc., a subsidiary of Invesco.
3. What is the team’s investment philosophy/approach to managing the funds?
The AIM Money Market Fund and AIM Tax-Exempt Cash Fund each seek to maintain a stable price of $1.00 per share by using the amortized cost method to value portfolio securities and rounding the share value to the nearest cent. Each fund invests in accordance with industry standard requirements for money market funds for the quality, maturity and diversification of investments and limits investments to those that are First Tier Securities at the time of acquisition. In selecting securities for the fund’s portfolio, the portfolio managers focus on securities that offer safety, liquidity and a competitive yield which, in the case of AIM Tax-Exempt Cash Fund, is exempt from federal income taxes. For more information about the funds and the management teams, please refer to the AIM Money Market Fund and the AIM Tax-Exempt Cash Fund prospectuses or visit www.invescoaim.com today. You may also find additional information in your proxy materials.
4. If the mergers of these money market funds are approved, are there any tax implications for shareholders?
The merger of assets is intended to qualify as a “reorganization” under applicable tax law. Therefore, we anticipate shareholders of record on the merger date will not incur a tax liability as a result of the transaction. Shareholders are encouraged to consult their tax advisors regarding their individual situations.
An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the money market fund seeks to preserve the value of an investment at $1.00 per share, if it is unable to do so, it is possible to lose money by investing in the fund.

Van Kampen Senior Loan Fund and Morgan Stanley Prime Income Trust
Shareholders of Van Kampen Senior Loan Fund and Morgan Stanley Prime Income Trust (the “Funds”) are being asked to approve new investment advisory agreements for the Funds, establishing Invesco Advisers, Inc., a subsidiary of Invesco Ltd., as the Funds’ investment adviser. In addition, shareholders are also being asked to approve a master sub- advisory agreement with affiliates of Invesco, as well as a new Board of Trustees for Prime Income Trust.
1. Why are shareholders being asked to approve new investment advisory agreements?
The current investment adviser for Van Kampen Senior Loan Fund is Van Kampen Asset Management, while the current investment adviser for Morgan Stanley Prime Income Trust is Morgan Stanley Investment Advisors Inc. (the “Advisers”). In October, Van Kampen and Morgan Stanley retail asset management announced we had agreed to join forces with Invesco. As a result of this transaction, it is proposed that Invesco become investment adviser to each Fund.
2. If the new investment advisory agreements are approved, who will manage the funds?
The funds are expected to continue to be managed by their current portfolio management teams after the close of the Transaction.
3. Will the funds’ investment objectives change after the close of the Transaction?
The investment objectives and principal investment strategies are expected to remain the same after the close of the Transaction.
4. What effect will the Transaction have on shareholders of the funds?
Your investment in a fund will not change as a result of the Transaction. You will own the same amount of shares in your fund and the net asset value of your investment will not change as a result of the Transaction. The Transaction will not result in any change to your Fund’s investment objectives or principal investment strategies. Furthermore, the portfolio management team for each Fund, is expected to remain the same after the Transaction.
Risk Considerations: There is no assurance that a mutual fund will achieve its investment objective. Funds are subject to market risk, which is the possibility that the market values of securities owned by the fund will decline and that the value of the fund shares may therefore be less than what you paid for them. Accordingly, you can lose money investing in these funds. Please be aware that these funds may be subject to certain additional risks. See prospectus for details.
Van Kampen Funds Inc. is the distributor for the Van Kampen funds and the Van Kampen Life Investment Trust. Morgan Stanley Distributors Inc. is the distributor for the Morgan Stanley Investment Advisor Funds, Morgan Stanley and Select Dimensions Investment Series and Morgan Stanley Variable Investment Series are distributed by Morgan Stanley Distributors Inc. Morgan Stanley Distribution, Inc. is the distributor for Morgan Stanley Institutional Funds Inc., Morgan Stanley Institutional Fund Trust and Universal Institutional Funds Inc. Invesco Aim Distributors, Inc. is Invesco Ltd.’s U.S. distributor for retail mutual funds, exchange-traded funds and institutional money market funds.
Please consider the investment objectives, risks, charges and expenses of the fund carefully before investing. The prospectus and, if available, the summary prospectus contain this and other information about the fund. To obtain a prospectus or a summary prospectus, contact your financial advisor or download one at vankampen.com for the Van Kampen funds, morganstanley.com/im for the Morgan Stanley funds or invescoaim.com for the Invesco funds. Please read the prospectus and/or summary prospectus carefully before investing.
IU10-01031P-N02/10 6229655_B

Morgan Stanley Investment Management